Evans Bancorp, Inc. 14-16 North Main Street, Angola, NY 14006

IMMEDIATE RELEASE

Evans Bancorp Reports Record Net Income for First Quarter 2006• Earnings per share increased of 13.0% over first quarter 2005

•	Net income increased 11.4% to $1.406 million over first quarter 2005

•	Net loans increased 15.9% first quarter 2006 over first quarter 2005

•	Net interest income grew 8.1%, or $0.3 million, over the first quarter 2005

ANGOLA, NY, April 26, 2006 – Evans Bancorp, Inc. (NASDAQ: EVBN), today reported net income grew 11.4% to a record quarter of $1.406 million and earnings per diluted share increased 13.0% to $0.52 for the first quarter which ended March 31, 2006. This compares with net income of $1.262 million and earnings per diluted share of $0.46 for the first quarter of 2005. The higher earnings were primarily a result of insurance agency activities and, secondarily, higher yields on a larger loan base, which more than offset a 76 basis point increase in the cost of funds.

James Tilley, President and CEO commented, “Our first quarter results reflect our steadfast approach to gaining market share in the Western New York region that we serve. We believe there is significant opportunity for growth in this market that can be gained through quality customer service carefully balanced with consistent, conservative lending practices. Our diversification strategy has contributed to our solid track record of growth. Our insurance business, which has successfully integrated ten acquisitions in the last six years, has gained market share by focusing on serving the small- to medium-sized businesses in our market. In the last year, our national leasing business has more than doubled its revenue since our acquisition of the business at the end of 2004. Nonetheless, we recognize that there is still untapped earnings power within our organization as well. In addition to growing revenue, we are focused on managing our cost structure and improving our efficiencies.”

Revenue and Expenses
Total interest income for the first quarter was $6.2 million, up $1.0 million, or 19.3%, from the same period last year. Interest income from loans increased 41.7% to $4.6 million on net loans of $258.1 million, up from $222.7 million a year ago. Approximately $0.4 million of the increase in loan interest income was related to the national leasing subsidiary’s growth in revenue. Higher interest income was partially offset by a 39.9% increase in interest expense to $2.6 million compared with $1.8 million in the first quarter last year. Higher expenses reflect elevated interest paid on deposits. Rising interest rates increase the cost of funds, but also provide interest earnings potential on adjustable rate loans and new loans processed at the higher rates.

The Company’s net interest margin for the quarter was 3.49%, relatively flat compared with last year’s first quarter net interest margin of 3.42%. Net interest income after the provision for loan losses was $3.4 million compared with $3.2 million in the same period last year, a 4.4% increase. A slightly higher provision for loan loss reflects the larger loan base.

Total non-interest income, approximately one-third of total revenue, was $3.2 million, an increase of 4.2% over the first quarter of 2005. The increase was primarily from higher income from insurance services and fees. Non-interest expense remained flat at $4.5 million. Decreases in advertising and public relations expense and professional services reflect the timing of promotional campaigns and payments made to a revenue enhancement consulting group in the first quarter 2005 for fee income initiatives. Income tax expense for the quarter was 30.5% compared with a rate of 28.1% from the same period last year, primarily due to the higher composition of non-tax advantaged insurance agency income in the first quarter of 2006.

Balance Sheet Trends and Asset Quality
At March 31, 2006, total assets were $460.3 million compared with $457.5 million at March 31, 2005 and $468.5 million at December 31, 2005. Net loans increased 15.9% to $258.1 million from $222.7 million at March 31, 2005, and increased slightly from $256.8 at December 31, 2005. The higher loan balances can be attributed to a more focused approach in lending on commercial and residential mortgages, commercial loans, home equity loans and equipment financing leases. Deposits increased 3.1% and 9.3% to $368.2 million when compared with the first quarter last year and December 31, 2005, respectively. Higher time deposits can be attributed to continued favorable short-term interest rates.

The allowance for loan losses to total loans was 1.29% compared with 1.23% at December 31, 2005, while nonperforming loans to total loans decreased to 0.38%, a 61 basis point improvement over March 31, 2005.

Shareholders’ equity was $36.5 million as of March 31, 2006, up from $34.4 million at the end of the first quarter last year. Annualized return on average total assets was 1.21%, up from 1.14% at the same time last year reflecting stronger earnings. The annualized return on average shareholders’ equity improved 87 basis points to 15.04% compared with 14.17% at March 31, 2005.

Outlook
Mr. Tilley adds, “We intend to outpace the competition by introducing innovative new products and services to meet our customers’ needs while capitalizing on our strong commercial lending relationships. By managing our balance sheet to optimize earnings potential and provide flexibility, we are positioning ourselves to pursue additional acquisition opportunities that complement the banking, insurance and financial services we already offer.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc., a financial holding company, is the parent company of Evans National Bank, a commercial bank with 10 branches located in Western New York with approximately $460 million in assets and $368 million in deposits. Evans National Leasing, Inc., a wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates, a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds

More information on Evans Bancorp, Inc and Evans National Bank can be found at its websites: www.evansbancorp.com and www.evansnationalbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

For more information contact:	-OR-
Mark DeBacker, Treasurer	Deborah K. Pawlowski, Kei Advisors LLC

Phone: (716) 926-2000 Email: mdebacker@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2006	2005
Performance ratios, annualized
Return on average total assets	1.21%	1.14%
Return on average stockholders’ equity	15.04%	14.17%
Common dividend payout ratio (TTM)	37.0%	36.9%
Efficiency ratio	64.15%	68.20%
Yield on average earning assets	5.95%	5.30%
Cost of interest-bearing liabilities	2.89%	2.13%
Net interest rate spread	3.06%	3.17%
Contribution of interest-free funds	0.43%	0.25%
Net interest margin	3.49%	3.42%
Asset quality data
Past due over 90 days and accruing	$111	$605
Nonaccrual loans	$893	$1,628
Total non-performing loans	$1,004	$2,233
Other real estate owned (ORE)	$40	$0
Total non-performing assets	$1,044	$2,233
Net loan charge-offs (recoveries)	$129	$(29)
Net charge-offs to average total loans	0.2%	(0.0)%
Asset quality ratios
Non-performing loans to total loans	0.38%	0.99%
Non-performing assets to total assets	0.23%	0.49%
Allowance for loan losses to total loans	1.29%	1.41%
Allowance for loan losses to non-performing loans	335.1%	142.4%
Capital ratios
Average common equity to average total assets	8.03%	8.04%
Leverage ratio	8.10%	7.80%
Tier 1 risk-based capital ratio	12.86%	13.00%
Risk-based capital ratio	14.11%	14.19%
Book value per share*	$13.41	$12.65
Common shares outstanding
Average-diluted*	2,724,583	2,723,634
Period end basic*	2,719,636	2,719,398

*All March 31, 2005 share and per share data have been adjusted to reflect the five percent stock dividend paid on

December 7, 2005.

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands except share and per share data)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and due from banks	$11,559	$15,635
Securities:
Available-for-sale, at fair value (cost $152,366 at March
31, 2006; $157,700 at December 31, 2005)	149,112	155,610
Held-to-maturity, at cost	4,388	4,342
Loans and leases	266,442	264,060
Unearned income	(4,937)	(4,039)
Allowance for loan loss	(3,364)	(3,211)

Loan and leases, net	258,141	256,810
Properties and equipment, net	8,170	8,151
Goodwill	9,639	9,639
Intangible assets	2,654	2,728
Bank-owned life insurance	9,692	9,586
Other assets	6,959	6,045

TOTAL ASSETS	$460,314	$468,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Demand	$63,150	$71,183
NOW	11,532	12,401
Regular savings	85,589	86,558
Muni-Vest savings	38,285	27,521
Time	169,683	139,145

Total deposits	368,239	336,808
Federal funds purchased and agreements to repurchase
securities	5,365	8,985
Other short-term borrowings	—	34,585
Other liabilities	7,618	6,629
Junior subordinated debentures	11,330	11,330
Long-term liabilities	31,300	33,333

Total Liabilities	423,852	431,670

STOCKHOLDERS’ EQUITY
Common stock, $.50 par value; 10,000,000 shares authorized;
2,745,338 and 2,745,338 shares issued, respectively, and
2,719,636 and 2,729,779 shares outstanding, respectively	1,373	1,373
Capital surplus	26,185	26,155
Retained earnings	11,565	11,087
Accumulated other comprehensive loss, net of tax	(2,098)	(1,387)
Less: Treasury stock, at cost (25,702 and 15,559 shares,
respectively)	(563)	(352)

Total stockholders' equity	36,462	36,876

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$460,314	$468,546

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2006	2005
INTEREST INCOME
Loans	$4,615	$3,258
Federal funds sold & interest on deposits in other banks	11	36
Securities:
Taxable	1,104	1,145
Non-taxable	474	490

Total interest income	6,204	5,199
INTEREST EXPENSE
Interest on deposits	1,895	1,250
Interest on borrowings	483	444
Junior subordinated debentures	192	143

Total interest expense	2,570	1,837
NET INTEREST INCOME	3,634	3,362
PROVISION FOR LOAN LOSSES	282	151

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,352	3,211
NON-INTEREST INCOME:
Service charges	498	488
Insurance service and fees	2,177	2,027
Net gain on sales of securities	—	93
Premium on loans sold	3	9
Bank owned life insurance	105	103
Other	373	308

Total non-interest income	3,156	3,028
NON-INTEREST EXPENSE:
Salaries and employee benefits	2,501	2,367
Occupancy	532	508
Supplies	85	105
Repairs and maintenance	137	148
Advertising and public relations	71	161
Professional services	144	289
Amortization of intangibles	130	127
Other insurance	87	94
Other	799	686

Total non-interest expense	4,486	4,485

Income before income taxes	2,022	1,754
INCOME TAXES	616	492

NET INCOME	$1,406	$1,262

Net income per common share-basic*	$0.52	$0.46

Net income per common share-diluted*	$0.52	$0.46

Cash dividends per common share*	$0.34	$0.32

Weighted average number of common shares*	2,722,950	2,720,580

Weighted average number of diluted shares*	2,724,583	2,723,634

*All March 31, 2005 share and per share data have been adjusted to reflect the five percent stock dividend paid on December 7, 2005.

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(Unaudited)\
(In thousands except share and per share data)

	Three Months Ended				Three Months Ended
	March 31, 2006				March 31, 2005
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
ASSETS
Interest-earning assets:
Loans, net	$257,874	$4,615	7.16%	$217,162	$3,528	6.50%
Taxable securities	112,352	1,104	3.93%	122,731	1,145	3.73%
Tax-exempt securities	45,479	474	4.17%	45,252	490	4.33%
Time deposits at other banks	—	—	—	872	3	1.54%
Federal funds sold	1,162	11	3.79%	6,726	33	1.92%

Total interest-earning assets	416,867	$6,204	5.95%	392,743	$5,199	5.30%
Non-interest earning assets:
Cash and due from banks	12,642			17,289
Premises and equipment, net	8,156			8,030
Other assets	28,146			24,958

Total Assets	$465,811			$443,020

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Now accounts	$11,562	$5	0.17%	$11,556	$6	0.19%
Savings deposits	89,628	188	0.84%	100,287	219	0.87%
Muni-Vest savings	34,125	330	3.87%	50,201	286	2.28%
Time deposits	149,397	1,372	3.67%	106,170	739	2.78%
Fed funds purchased	19,384	211	4.35%	6,089	41	2.67%
Securities sold u/a to
repurchase	8,068	17	0.84%	7,335	14	0.78%
FHLB advances	31,756	253	3.19%	51,817	385	2.98%
Junior subordinated debentures	11,330	192	6.78%	11,330	143	5.04%
Notes payable	355	2	2.25%	560	4	2.96%

Total interest-bearing liabilities	355,605	$2,570	2.89%	345,345	$1,837	2.13%

Non-interest bearing liabilities:
Demand deposits	65,806			56,589
Other	7,006			5,452

Total liabilities	$428,417			$407,386
Stockholders’ equity	37,394			35,634

Total Liabilities and Stockholders’ Equity	$465,811			$443,020

Net interest earnings		$3,634			$3,362

Net yield on interest-earning assets			3.49%			3.42%
Interest rate spread			3.06%			3.17%